                                                                     EXHIBIT 5.1

                         [Letterhead of Tribune Company]

                                   May 5, 2000

Tribune Company
435 North Michigan Avenue
Chicago, Illinois 60611

Dear Sirs:

         With reference to the registration statement on Form S-4 (the "Registration Statement") that Tribune Company (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of the Company's common stock, without par value (the "Common Stock"), to be issued pursuant to the Agreement and Plan of Merger, dated as of March 13, 2000, between the Company and The Times Mirror Company, I am of the opinion that:

                  1. the Company is a duly organized and validly existing
                     corporation under the laws of the State of Delaware;

                  2. the issuance of the Common Stock has been duly authorized by appropriate corporate action of the Company; and

                  3. when the Common Stock has been issued and delivered
                     pursuant to a sale in the manner described in the Registration Statement, such Common Stock will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement. I also consent to the making of the statement with respect to me in the related Proxy Statement/Prospectus under the heading "Legal Matters."

                                                 Very truly yours,

                                                 /s/ CRANE H. KENNEY

                                                 Crane H. Kenney
                                                 Senior Vice President, General
                                                  Counsel and Secretary